Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Uni-Fuels Holdings Limited on Form F-1 of our report dated May 3, 2024, except for Note 9 as to which the date is October 3, 2024 with respect to our audits of the consolidated financial statements of Uni-Fuels Holdings Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, New York
October 25, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com